Exhibit 99.3

LETTER TO BROKERS, DEALERS

COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Offer by

STALLION MERGER SUB INC.

a direct wholly owned subsidiary of

BROCADE COMMUNICATIONS SYSTEMS, INC.,

to exchange each outstanding share of common stock of

RUCKUS WIRELESS, INC.

for

$6.45 in cash

and

0.75 of a share of common stock of Brocade Communications Systems, Inc.

(subject to the terms and conditions described in the prospectus/offer to exchange and the related letter of transmittal)

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, AT THE END OF MAY 26, 2016, UNLESS EARLIER EXTENDED OR TERMINATED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

April 29, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Stallion Merger Sub Inc. (the “Offeror”), a direct wholly owned subsidiary of Brocade Communications Systems, Inc. (“Brocade”), which is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus/offer to exchange and the related letter of transmittal, to exchange for each issued and outstanding share of common stock of Ruckus Wireless, Inc. (“Ruckus”), par value $0.001 per share (“Ruckus common stock”), that is validly tendered and not validly withdrawn in the offer:

•	$6.45 in cash; and

•	0.75 of a share of Brocade common stock, par value $0.001 per share (“Brocade common stock”), together with cash in lieu of any fractional shares of Brocade common stock;

in each case, without interest and less any applicable withholding taxes (such offer, the “offer”).

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, AT THE END OF MAY 26, 2016, UNLESS THE OFFER IS EARLIER EXTENDED OR TERMINATED.

There is no procedure for guaranteed delivery in the offer and, therefore, tenders must be received by the expiration date.

For your information and for forwarding to your clients for whose accounts you hold shares of Ruckus common stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1. the prospectus/offer to exchange;

2. the related letter of transmittal for your use in accepting the offer and tendering shares of Ruckus common stock and for the information of your clients; and

3. a printed form of letter which may be sent to your clients for whose accounts you hold shares of Ruckus common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the offer.

Neither Brocade nor the Offeror will pay any commissions or fees to any broker, dealer or other person, other than to us, as the information agent, Wells Fargo Bank, N.A., as the exchange agent, and other persons described in the section of the prospectus/offer to exchange titled “The Offer and the Merger—Fees and Expenses,” for soliciting tenders of shares of common stock of Ruckus pursuant to the offer. Upon request, Brocade will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned as the information agent at the addresses and telephone numbers set forth in the prospectus/offer to exchange.

Very truly yours,

D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF BROCADE, THE OFFEROR, RUCKUS, THE INFORMATION AGENT OR THE EXCHANGE AGENT OR ANY AFFILIATE OR ASSOCIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.